 LPHI Announces Annual Shareholder Meeting Results

WACO, TX – January 25, 2012 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., held its annual shareholders’ meeting yesterday, at its corporate offices in Waco, Texas.

With 86% of the outstanding shares voting, shareholders re-elected each of the directors. The nominees, the number and type of votes, and the number of broker non-votes were as follows:

	Votes For	Votes Withheld	Broker Non-Votes
Brian D. Pardo	10,386,118	1,755,172	3,863,260
R. Scott Peden	10,392,044	1,749,246	3,863,260
Fred Dewald	10,833,687	1,307,603	3,863,260
Tad M. Ballantyne	10,830,713	1,310,577	3,863,260
Harold E. Rafuse	10,834,269	1,307,021	3,863,260

The shareholders ratified the appointment of Whitley Penn, LLP, as our independent registered public accounting firm for the fiscal year ending February 29, 2012. The number and type of votes cast were as follows:

Votes for approval	14,615,482
Votes against	1,345,742
Abstentions	43,326

There were no broker non-votes for this item.

The shareholders recommended to approve, by non-binding vote, executive compensation. The number and type of votes cast were as follows:

Votes for approval	10,560,689
Votes against	1,501,068
Broker non-votes	3,863,260

The shareholders recommended, by non-binding vote, the frequency of a vote on executive compensation. The number and type of votes cast were as follows:

Votes for 1 year	11,911,084
Votes for 2 years	73,149
Votes for 3 years	119,048
Abstentions	38,00

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Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called ”life settlements.” Since its incorporation in 1991, Life Partners has completed over 137,000 transactions for its worldwide client base of over 28,000 high net worth individuals and institutions in connection with the purchase of over 6,400 policies totaling over $3 billion in face value.

LPHI-G

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Visit our website at: www.lphi.com

Contact:

Life Partners Holdings, Inc.

Shareholder Relations, 254-751-7797

info@LPHI.com

www.lphi.com

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